UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2009

To our stockholders:

We invite you to attend our 2009 annual meeting of stockholders, which will be held at our offices at 300 George Street, New Haven, Connecticut on Wednesday, June 3, 2009 at 9:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect three Class III Directors for terms to expire at our 2012 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 6, 2009, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

This proxy statement and our 2008 Annual Report on Form 10-K are also available to our shareholders electronically via the Internet at www.achillionproxymaterials.com.

The proposals being considered require that a majority of all shares of our issued and outstanding common stock eligible to vote on the proposals vote in favor of the proposals. Each stockholder should take the time to review the attached proxy statement and to complete and return the enclosed proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

MARY KAY FENTON
Secretary

New Haven, Connecticut

April 24, 2009

i

ACHILLION PHARMACEUTICALS, INC.

300 George Street

New Haven, Connecticut 06511

Proxy Statement for the 2009 Annual Meeting of Stockholders

To Be Held on June 3, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation, and contains information about the Annual Meeting of stockholders to be held on June 3, 2009, at 9:00 a.m., local time, and any adjournment, continuation or postponement of the meeting, referred to throughout this Proxy Statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the meeting. The Annual Meeting will be held at the offices of Achillion Pharmaceuticals, Inc. at 300 George Street, New Haven, Connecticut.

These proxy solicitation materials will be mailed or given, on or about May 1, 2009, to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on June 3, 2009.

This proxy statement and our 2008 Annual Report on Form 10-K are also available to our shareholders electronically via the Internet at www.achillionproxymaterials.com.

Purpose of Annual Meeting

As described above, the purpose of the Annual Meeting is to obtain approval for the Proposals and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Record Date and Shares Outstanding

Only stockholders who owned shares of our common stock at the close of business on April 6, 2009, referred to in this Proxy Statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. Except as otherwise provided in this Proxy Statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting. As of the Record Date, 26,398,527 shares of our common stock were issued and outstanding.

Vote Required

Proposal 1—Election of Three Class III Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more of the nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to attend the Annual Meeting in person. Revocation may be made prior to the Annual Meeting by either written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511, or your proxy may be revoked personally at the Annual Meeting by written notice to the Secretary at the Annual Meeting prior to the voting of the proxy. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

How Your Proxy Will Be Voted

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve the Proposal. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were 26,398,527 shares eligible to vote on the Proposal as of the Record Date, we will need at least 13,199,264 shares present in person or by proxy at the Annual Meeting for a quorum to exist.

Voting

Tabulation

Shares of stockholders entitled to vote who are present at the Annual Meeting in person or by proxy, abstentions and broker non-votes are counted as present or represented at the meeting for purposes of determining whether a quorum exists. An automated system administered by our transfer agent tabulates the votes.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or in person at the Annual Meeting pursuant to the following instructions:

Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/achn. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on June 2, 2009, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card not later than June 2, 2009, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Voting of Shares Held in Street Name

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail. You should follow those instructions. If you wish to vote your shares in person at the Annual Meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the Annual Meeting. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Annual Meeting

All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Proposals.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve the Proposal, if necessary. Our Board of Directors does not currently intend to bring any other business before the Annual Meeting and, so far as our Board of Directors knows, no other matters are to be brought before the Annual Meeting. If other business properly comes before the Annual Meeting, the proxies will vote in accordance with their own judgment.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers, employees or agents of Achillion in person or by telephone, email or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Achillion for such services.

Broker Non-Votes; Abstentions

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner;

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition for such proposals. With respect to the Proposals, which require a majority vote, broker “non-votes” have no effect.

Abstentions occur when a stockholder entitled to vote and present in person or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not count as a vote FOR or AGAINST any matter. While abstentions do not count as a vote FOR or AGAINST, they have the same effect as a negative vote on the Proposal because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved.

Revocation of Proxies

Stockholders may revoke their proxies at any time prior to use by delivering to our corporate secretary a signed notice of revocation or a later-dated signed proxy, or by attending the Annual Meeting in person and revoking the proxy by signing a notice of revocation. If you vote your shares over the Internet, only your latest Internet vote will be counted at the Annual Meeting. Attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the Annual Meeting in person instead of submitting a proxy; however, please see the instructions above under “Voting of Shares Held in Street-Name” if you wish to vote such shares in person at the Annual Meeting.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors, including assembly, printing and mailing of this document, its related attachments and the proxy card. Our directors, officers and employees may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders and enclosing separate proxy cards for each stockholder. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, or direct your written request to Achillion Pharmaceuticals, Inc.,

Attention: Mary Kay Fenton, Secretary, 300 George Street, New Haven, Connecticut 06511. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals for the 2010 Annual Meeting

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than January 1, 2010 for inclusion in the Proxy Statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our Proxy Statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Mary Kay Fenton, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2009 Annual Meeting of Stockholders. However, if the 2010 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2009 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2010 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 1, 2009, or such earlier date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2008, whom we refer to collectively as our “named executive officers,” (3) all of our directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Percentage of common stock outstanding is based on 26,398,527 shares of our common stock outstanding as of March 1, 2009. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days of March 1, 2009 and shares of common stock issuable upon exercise of warrants, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated below, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Clarus Ventures, LLC(1) 101 Main Street, Suite 1210 Cambridge, MA 02142	8,232,315	27.94%

Funds affiliated with ProQuest Investments(2) 90 Nassau Street Fifth Floor Princeton, NJ 08542	5,142,289	18.16

Funds affiliated with Investor AB(3) Arsenalsgatan 8c S-103 32 Stockholm, Sweden	4,277,147	15.40

Janus Capital Management(4) 151 Detroit Street Denver, CO 80206	2,978,680	11.28

Atlas Venture Fund V, L.P. and affiliated entities(5) 890 Winter St., Suite 320 Waltham, MA 02451	2,039,824	7.71

Schroder Ventures International Life Sciences Fund II LP1 and affiliated entities(6) 22 Church St. Hamilton, HM 11 Bermuda	1,773,175	6.70

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Michael D. Kishbauch(7)	502,562	1.87%
Jason Fisherman, M.D.(8)	1,164,127	4.40
Nicholas Simon(1)	8,257,315	28.00
Milind S. Deshpande, Ph.D(9)	138,784	*
Mary Kay Fenton(10)	84,288	*
Elizabeth A. Olek, D.O.(11)	20,750	*
Gautam Shah, Ph.D(12)	61,476	*
Gary Frashier(13)	30,000	*
Michael Grey(14)	42,187	*
Dennis Liotta(15)	25,000	*
David I. Scheer(16)	93,018	*
Robert L. Van Nostrand(17)	29,687	*
David P. Wright(18)	29,687	*
All current executive officers and directors as a group (14 individuals)(19)	10,478,881	85.92%

*	Represents holdings of less than one percent of our outstanding stock.
(1)

Consists of 5,168,343 shares, 1,290,922 shares issuable upon the exercise of Common Stock Warrants and 1,773,050 shares issuable upon the exercise of Units Warrants. The Unit Warrants are exercisable for the period of February 12, 2009 through August 12, 2009 for one share of common stock and a warrant to purchase .25 shares of common stock. Under the terms of the Common and Units Warrants, Clarus Ventures, LLC is not permitted to exercise a Unit Warrant or Common Warrant or any portion thereof if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules. Nicholas Simon, a director of Achillion, is a

Managing Director of Clarus Ventures, LLC. Mr. Simon disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(2)	Consists of 2,151,537 shares, 537,885 shares issuable upon exercise of Common Stock Warrants and 738,771 shares issuable upon the exercise of Unit Warrants held by ProQuest Investments IV and 1,075,769 shares, 268,942 shares issuable upon the exercise of Common Stock Warrants and 369,385 shares issuable upon the exercise of Unit Warrants held by ProQuest Investments III. The Unit Warrants are exercisable for the period of February 12, 2009 through August 12, 2009 for one share of common stock and a warrant to purchase .25 shares of common stock. Under the terms of the Common and Unit Warrants, Proquest Investments IV and ProQuest Investments III are not permitted to exercise their Unit Warrants or Common Warrants or any portion thereof, if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules.
(3)	Consists of 2,028,862 shares and 406,641 shares issuable upon exercise of Common Stock Warrants and 558,510 shares issuable upon the exercise of Unit Warrants held by Investor Growth Capital Limited and 869,498 shares, 174,274 shares issuable upon the exercise of Common Stock Warrants and 239,362 shares issuable upon the exercise of Unit Warrants held by Investor Group, L.P. The Unit Warrants are exercisable for the period of February 12, 2009 through August 12, 2009 for one share of common stock and a warrant to purchase .25 shares of common stock. Under the terms of the Common and Unit Warrants, Investor Growth Capital Limited and Investor Group, L.P. are not permitted to exercise their Unit Warrants or Common Warrants or any portion thereof, if the number of shares of our common stock beneficially owned by such investor would exceed 19.99% of the number of shares of our common stock issued and outstanding, unless and until such limitation is no longer required by Nasdaq Marketplace Rules.
(4)	Consists of 2,082,135 shares held by Janus Capital Management and 896,545 shares held by Janus Global Life Sciences. This information is from a Schedule 13G filed by Janus Capital Management on February 17, 2009.
(5)	Consists of 25,900 shares and 932 shares issuable upon exercise of warrants held by Atlas Venture Entrepreneurs’ Fund V, L.P. and 1,942,770 shares and 70,222 shares issuable upon exercise of warrants held by Atlas Venture Fund V, L.P. This information is from a Schedule 13G filed by Atlas Venture Fund V, L.P. on February 13, 2009.
(6)	Consists of 28,815 shares and 1,060 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme, 1,002,046 shares and 36,882 warrants held by Schroder Ventures International Life Sciences Fund II LP1, 426,766 shares and 15,707 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II LP2, 113,729 shares and 4,185 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II LP3, 15,456 shares and 568 shares issuable upon exercise of warrants held by Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. and 123,419 shares and 4,542 shares issuable upon exercise of warrants held by SV (Nominees) Limited as nominee of Schroder Ventures Investments Limited. This information is from a Schedule 13G filed by Schroder Venture Managers Limited on February 14, 2007.
(7)	Consists of stock options to purchase 502,562 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(8)	Consists of 1,006,582 shares and 38,778 shares issuable upon exercise of warrants held by Advent Healthcare and Life Sciences II Limited Partnership, 78,372 shares and 3,018 shares issuable upon exercise of warrants held by Advent Healthcare and Life Sciences II Beteiligung GmbH & Co. KG, 22,326 shares and 860 shares issuable upon exercise of warrants held by Advent Partners HLS II Limited Partnership, 9,152 shares and 352 shares issuable upon exercise of warrants held by Advent Partners Limited Partnership and stock options to purchase 4,687 shares of our common stock currently exercisable or exercisable within 60 day of March 1, 2009 held by Jason Fisherman. Jason Fisherman, a director of Achillion, is a Managing Director of Advent Health Care Ventures. Dr. Fisherman disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.
(9)	Includes stock options to purchase 123,159 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(10)	Includes stock options to purchase 62,913 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(11)	Consists of stock options to purchase 18,750 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(12)	Consists of stock options to purchase 55,226 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(13)	Consists of stock options to purchase 25,000 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(14)	Consists of stock options to purchase 42,187 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.

(15)	Consists of stock options to purchase 25,000 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(16)	Consists of stock options to purchase 29,687 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2008 held by David Scheer, 63,249 shares of common stock and 82 shares of common stock issuable upon exercise of warrants held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the managing member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(17)	Consists of stock options to purchase 29,687 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(18)	Consists of stock options to purchase 29,687 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009.
(19)	Includes stock options to purchase 973,545 shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2009 and 3,107,062 shares issuable upon exercise of warrants.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at nine. There are three Class I Directors, three Class II Directors and three Class III Directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2010, 2011 and 2009, respectively, and until their respective successors are elected and qualified.

The persons named in the enclosed proxy will vote to elect as Class III Directors Dr. Fisherman and Messrs. Frashier and Wright, unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Dr. Fisherman and Messrs. Frashier and Wright will each hold office until our annual meeting of stockholders in 2012 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class III Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 1, 2009 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2012 (Class III Directors)

Jason S. Fisherman, M.D., age 52. Dr. Fisherman has served as a director of Achillion since March 2000 and currently serves on our nominating and corporate governance committee. Since 2007 Dr. Fisherman has been a Managing Director of Advent Healthcare Ventures, a life science venture capital firm he co-founded in 2007. From 2002 to 2007, Dr. Fisherman was a Managing Director at Advent International Corporation, a global private equity firm, where he also held various other positions from 1994 to 2002. Prior to Advent, Dr. Fisherman served for four years as Senior Director of Medical Research for Enzon, Inc., a biopharmaceutical company and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of Torrey Pines Therapeutics, Inc. and several other private biopharmaceutical companies. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania.

Gary E. Frashier, age 72. Mr. Frashier has served as a director of Achillion since March 2008 and currently serves as chair of our compensation committee and a member of our nominating and corporate governance committee. Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since 2000. From 1990 until September 1998, he served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company and, from January 1997 until September 2000, as its Chairman of the Board. From 1987 until 1990, he served as President and CEO of Genex Corporation, a protein engineering company and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services to biopharmaceutical, manufacturing, clinical, analytical and research laboratories and President of Millipore’s Waters Associates subsidiary. Mr. Frashier also serves on the Board of Directors of Alseres Pharmaceuticals, Inc., Apex Bioventures, Inc., a special purpose acquisition company and Tekmira Pharmaceuticals Corp., as well as privately held American Stem Cell, Inc. Mr. Frashier received a B.S in Chemical Engineering from Texas Tech University and received his M.B.A. from the Massachusetts Institute of Technology.

David P. Wright, age 61. Mr. Wright has served as a director of Achillion since August 2007 and currently serves on our audit committee. Mr. Wright has been President and Chief Executive Officer of PharmAthene, Inc., a biodefense company, since July 2003. Prior to joining PharmAthene, Inc. he served as President and Chief Operating Officer of GenVec Inc., a biopharmaceutical company, from January 2002 through January 2003. He also served as President and Chief Business Officer of Guilford Pharmaceuticals, a pharmaceutical company, from January 2000 through January 2002 and as Executive Vice President for MedImmune, Inc., a biotechnology company, from 1990 to 2000. Additionally, he has held various marketing and sales positions at pharmaceutical companies including Smith-Kline & French, G.D. Searle and Glaxo. Mr. Wright received a M.A. in Speech Pathology and Audiology from the University of South Florida.

Directors Whose Terms Expire in 2011 (Class II Directors)

Michael G. Grey, age 56. Mr. Grey has served as a director of Achillion since November 2001 and currently serves on our audit committee. Mr. Grey has been President and CEO of Auspex Pharmaceuticals since January 2009. Prior to joining Auspex Pharmaceuticals, Mr. Grey served as President and Chief Executive Officer of SGX Pharmaceuticals from January 2005 to August 2008, when SGX was acquired by Eli Lilly, and as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. From December 1998 to April 2001, he served as a director of Trega Biosciences, Inc., a biopharmaceutical company acquired by Lion Bioscience AG in 2001. Prior to joining Trega, from November 1994 to August 1998, Mr. Grey served as President of BioChem Therapeutics, Inc., a division of BioChem Pharma, Inc., a pharmaceutical company. During 1994, Mr. Grey served as President and Chief Operating Officer of Ansan, Inc., a biopharmaceutical company. From 1974 to 1993, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, a pharmaceutical company, culminating in his position as Vice President, Corporate Development. Mr. Grey also serves on the Board of Directors of IDM Pharma, Inc. (formerly known as Epimmune Inc.) and Biomarin Pharmaceutical, Inc. Mr. Grey received a B.Sc. in Chemistry from the University of Nottingham, United Kingdom.

Michael D. Kishbauch, age 60. Mr. Kishbauch has served as our President, Chief Executive Officer and a director, since 2004. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc. Mr. Kishbauch holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Robert L. Van Nostrand, age 52. Mr. Van Nostrand has served as a director of Achillion since April 2007 and currently serves as chair of our audit committee and as a member of our compensation committee. Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc. a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte and Touche. Mr. Van Nostrand is on the Board and Chairman of the Audit Committee of Apex Bioventures, Inc., a special purpose acquisition company focused in the life sciences industry and Metabolix, Inc., a biotechnology company. Mr. Van Nostrand was the former Chairman of the New York Biotechnology Association, is on the Cold Spring Harbor DNA Learning Center Corporate Advisory Board and on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and he completed advanced management studies at the Wharton School, Philadelphia, Pennsylvania. He is a Certified Public Accountant.

Directors Whose Terms Expire in 2010 (Class I Directors)

Dennis Liotta, Ph.D., age 60. Dr. Liotta has served as a director of Achillion since December 2008. Dr. Liotta is the Samuel Candler Dobbs Professor of Chemistry at Emory University and has been a professor of organic chemistry at the university since 1976. Dr. Liotta is also a member of the scientific advisory boards of Chimerix, iThemba Pharmaceuticals and MetaStatix. He is also a member of the board of directors of privately-held Altiris, Inc. and FOB Synthesis. Dr. Liotta received a B.A. from Queens College and a Ph.D. from the City University of New York.

Nicholas Simon, age 54. Mr. Simon has served as a director of Achillion since August 2008 and currently serves on our compensation and nomination and corporate governance committees. Mr. Simon is a Managing Director of Clarus Ventures LLC. Prior to co-founding Clarus Ventures, Mr. Simon was General Partner of MPM Capital, LLP from October 2001 to February 2005. Prior to MPM, Mr. Simon served as Chief Executive Officer of Collabra Pharma, Inc., held various senior business development positions with Genentech, Inc., including Vice President of Business and Corporate Development and held various sales and marketing positions with companies including Xoma Corporation, Cooper BioMedical, Inc., Bethesda Research Laboratories, Inc. and Amersham Corporation. Mr. Simon currently serves on the boards of directors of publicly-traded biotechnology companies Aryx Therapeutics, Avanir Pharmaceuticals and Poniard Pharmaceuticals, as well as privately-held biotechnology companies Pearl Therapeutics, QuatRx Pharmaceuticals, Sientra, Inc. and Verus Pharmaceuticals, Inc. Mr. Simon received a B.S. degree in microbiology from the University of Maryland and a M.B.A in marketing from Loyola University.

David I. Scheer, age 56. Mr. Scheer has served as a director of Achillion since August 1998 and currently serves on our nominating and corporate governance committee. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., a life sciences advisory firm which has as its principal focus, originating and building companies in the life sciences, along with advisory services. Mr. Scheer is Chairman of the Board of the following privately-held biotechnology companies: Tengion, Inc., Optherion, Inc. and Aegerion Pharmaceuticals, Inc. Mr. Scheer is also a member of the Advisory Board to the Harvard Malaria Initiative and to the Leadership Council for the Harvard School of Public Health. Mr. Scheer received an A.B., cum laude, from Harvard College and a M.S. from Yale University.

Board Recommendation

The Board of Directors believes that the election of Dr. Fisherman and Messrs. Frashier and Wright to serve as Class III directors is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2009 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2008 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2010 Annual Meeting

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by us at our principal office in New Haven, Connecticut not later than January 1, 2010 for inclusion in the proxy statement for that meeting.

In addition, our By-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be received by our Secretary at our principal offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders. The advance notice provisions of our By-laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Grey, Scheer, Simon, Van Nostrand, Wright or Drs. Fisherman or Liotta has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth below under “Stockholder Proposals for the 2010 Annual Meeting.”

Board Meetings and Attendance

The Board of Directors held ten meetings, either in person or by teleconference, during the year ended December 31, 2008, or fiscal 2008. During fiscal 2008, each of our current directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he then served except for Dr. Liotta. Dr. Liotta joined our Board of Directors in December 2008 and was unable to attend our December meeting.

Our Corporate Governance Guidelines provide that our directors are expected to attend the annual meeting of stockholders. In 2008, all of our current directors attended the annual meeting of stockholders except for Dr. Liotta and Mr. Simon who were not directors as of the date of the annual meeting.

Board Committees

The Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance, each of which operates under a written charter that has been approved by the Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.achillion.com.

The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	preparing the audit committee report required by SEC rules;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm.

The members of our Audit Committee are Messrs. Grey, Van Nostrand and Wright. Mr. Van Nostrand chairs the Audit Committee. Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules. Our Audit Committee held five meetings, either in person or by teleconference, during fiscal 2008.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis”; and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

The members of our Compensation Committee are Messrs. Frashier, Simon and Van Nostrand. Mr. Frashier chairs the Compensation Committee. Our Compensation Committee held six meetings, either in person or by teleconference, during fiscal 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”. The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

The members of our Nominating and Corporate Governance Committee are Dr. Fisherman and Messrs. Frashier and Scheer. Mr. Scheer chairs the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held four meetings, either in person or by teleconference, during fiscal 2008.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board, Lead Director or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, CT 06511-6624.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer and corporate controller, or persons performing similar functions. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers of, our code.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2008 and discussed them with our senior executives and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee of the Board of Directors

Robert Van Nostrand, Chair
Michael Grey
David Wright

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. For fiscal 2008, audit fees include an estimate of amounts not yet billed.

Fee Category	Fiscal 2008	Fiscal 2007
Audit Fees(1)	$393,617	$437,540
Audit-Related Fees(2)	—	—
Tax Fees(3)	18,400	19,150
All Other Fees(4)	1,500	1,515

Total Fees	$413,517	$458,205

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting for fiscal year 2007 as well as the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.

(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2008 and 2007.

(4)	All Other Fees for fiscal 2008 and 2007 consists of a subscription to PricewaterhouseCooper’s online accounting research library.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2008, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our proxy statement any transaction since January 1, 2008, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

Our board of directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the NASDAQ Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000 and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our board of directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the board of directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

We have entered into or engaged in the following transactions with the following directors, officers and stockholders who beneficially owned more than 5% of our outstanding common stock at the time of these transactions, as well as affiliates or immediate family members of those directors, officers and stockholders. We believe that the terms of the transactions described below were no less favorable than those that we could have obtained from unaffiliated third parties.

Gilead

In November 2004, we entered into a license and collaboration arrangement with Gilead Sciences, Inc. (“Gilead”) to jointly develop and commercialize compounds for use in treating hepatitis C infection which inhibit viral replication through a specified novel mechanism of action. Commercialization efforts will commence only if such compounds are found to be commercially viable and all appropriate regulatory approvals have been obtained. In addition to being a collaboration partner, Gilead is also our shareholder. As of December 31, 2008, Gilead held 1,115,839 shares, representing 4.2% of total shares outstanding.

Nicholas Simon

On August 19, 2008, the Board of Directors elected Nicholas Simon as a Class I member to serve until the Company’s 2010 Annual Meeting of Stockholders or until his successor is duly elected and qualified. Mr. Simon is a managing director of Clarus Ventures LLC (“Clarus”). In connection with Clarus’ agreement to invest in Achillion, we agreed that Mr. Simon would be appointed to the Company’s Board of Directors upon a vacancy. On August 12, 2008, Clarus purchased units consisting of 5,163,689 shares of common stock and common stock warrants to purchase 1,290,922 shares of common stock for an aggregate purchase price of $15 million. In addition, pursuant to warrants issued to Clarus, Clarus may have the right to purchase an additional 1,773,050 units between February 2009 and August 2009. Clarus is currently the beneficial owner of approximately 19.6% of our total issued and outstanding shares, excluding the shares that may be acquired upon exercise of the warrants held by Clarus.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objective of the Compensation Committee of our Board of Directors with respect to executive compensation is to attract, retain and motivate the best possible executive talent. The Compensation Committee strives to tie short and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives and to align executives’ incentives with stockholder value creation. To achieve this objective, the Compensation Committee has maintained and expects to further implement, compensation plans that tie a substantial portion of executives’ overall compensation to our research, clinical, regulatory, business development and operational performance.

Compensation Processes

The Compensation Committee is responsible for reviewing and monitoring the compensation of our chief executive officer and our other named executive officers. Our chief executive officer makes recommendations regarding compensation to the Compensation Committee. Our chief executive and chief financial officer develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that the information provided by these surveys provides us with an appropriate starting place for compensation benchmarks, because many of the companies included in these surveys have similar organizational structures and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from those companies that are located in the same geographic region, that have a similar number of employees and that are at a similar stage of development as our company. The subscription compensation surveys and the publicly available compensation data that we examined and used as a peer group to set compensation for our chief executive officer and our other named executive officers consisted of the following companies:

Acorda Therapeutics	Columbia Laboratories	Neurogen
Acusphere	Discovery Laboratories	Palatin Technologies
Adolor	Dusa Pharmaceuticals	Panacos
Alexion Pharmaceuticals	Entremed	Penwest Pharmaceuticals
Amag Pharmaceuticals	Epix Pharmaceuticals	Pharmasset
Amicus Therapeutics	Genvec	Replidyne
Antigenics	Idenix Pharmaceuticals	Savient Pharmaceuticals
Ariad Pharmaceuticals	Infinity Pharmaceuticals	Targanta Therapeutics
Arqule	Insmed	Trimeris
Avalon Pharmaceuticals	Intermune	Targanta Therapeutics
Avant Immunotherapeutics	Iomai	ViroPharma
Barrier Therapeutics	Memory Pharmaceuticals	Unigene Laboratories
Biodel	Molecular Insight Pharmaceuticals	Vanda Pharmaceuticals

Our Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with approximately the mean of the companies with a similar number of employees and in a similar stage of development represented in the compensation data that we review.

We operate within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the corporation as a whole, for each individual executive and by extension, the functional department that each executive oversees. Annual corporate goals are proposed by senior executives and approved by the Board of Directors at the beginning of each calendar year. These corporate goals target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. Individual and department goals are proposed by each executive and approved by the chief executive officer during the first quarter of each calendar year. Annual individual and department goals focus on contributions, which facilitate the achievement of the corporate goals. The chief executive officer’s goals and our named executive officers individual goals are reviewed and approved by the Compensation Committee.

During the last two months of the calendar year, our chief executive officer, other senior executives and the Compensation Committee evaluate individual, department and corporate performance against the written goals for the completed year. Annual salary increases, annual bonuses and annual stock option awards granted to our employees are tied to the achievement of these goals. Consistent with our compensation philosophy, each non-executive employee’s evaluation begins with a written self-assessment, which is submitted to the employee’s supervisor. The supervisor then prepares a written evaluation based on the employee’s self-assessment, the supervisor’s own evaluation of the employee’s performance, and, in some cases, input from others within the company. This process leads to a recommendation by senior executives for annual employee salary increases, annual stock option awards and bonuses, if any, which is then reviewed and approved by the Compensation Committee. Our executive officers, other than the chief executive officer, are evaluated by the chief executive officer, who submits recommendations for salary increases, bonuses and stock option awards to the Compensation Committee for review and approval. In the case of the chief executive officer, individual performance evaluation is evaluated by the Compensation Committee and the Compensation Committee determines his salary increases, bonuses and stock option awards. For all employees, including our executive officers, annual base salary increases to the extent granted, are implemented effective the first day of the new calendar year.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives and non-executive employees are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the mean of the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually as part of our performance review process and increased for merit, as determined through an assessment of each employee’s or executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in the companies of similar size to us represented in the compensation data we review. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an employee’s or executive’s role or responsibilities.

In December 2007, our Compensation Committee approved an aggregate increase in non-executive employee salaries of 6%. Executive salaries were increased by 5% for executives other than our chief executive officer; our chief executive officer’s salary was not changed. Changes to both non-executive and executive base salaries were based upon merit and alignment of base salaries with market levels for similar positions in comparable companies.

In December 2008, our Compensation Committee approved an aggregate increase in non-executive employee base salaries of 5% based upon merit and alignment of base salaries with market levels for similar positions in comparable companies. Executive base salaries were increased by 5% for executives other than our chief executive officer who received a 4% increase and our chief financial officer who received a 12% increase. Increases to our executives were similarly based upon both merit and alignment of base salaries with market levels for similar positions in comparable companies. The increase to our chief financial officer’s salary was due to a review of comparable positions in life science companies of similar size to Achillion. This review identified that our chief financial officer’s prior base salary was below the average range of executives in similar positions.

Annual Performance-Based Cash Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus in the case of all executives and certain other employees. Our Board of Directors has established cash bonus targets for different positions or ranks of employees within our organization that range from 5% to 50%. The Board and Compensation Committee have discretion to adjust these targets. The amount of the cash bonus paid depends on the level of achievement of the stated corporate, department and individual performance goals. The current target annual performance-based cash bonus percentage is 30% of base salary for all executives, other than our chief executive officer and is 50% of base salary for our chief executive officer. In its discretion, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are exceeded.

In December 2008, our Compensation Committee approved cash bonus compensation equal to approximately 65% of target for non-executive employees and 60% for executives. In making its determination of bonus compensation, the Compensation Committee considered the quantification of annual goal achievement which totaled approximately 85%. In determining this quantification of annual goal achievement for 2008, management and the Compensation Committee considered, among other objectives, the degree of advancement of our two HCV drug candidates, ACH-1095 and ACH-1625, as well as the completion of financing transactions that provided incremental cash resources to the Company.

Despite the fact that the Compensation Committee determined annual goal achievement to be met at the 85% level, the Compensation Committee also considered other factors beside goal achievement, including our market capitalization, cash position and liquidity, as well as factors in our external economic environment including the prospects for future capital formation. Based on these other considerations, the Compensation Committee reduced the target achievement level from 85% to between 60 and 65% in order to reflect a degree of conservatism in the face of what they determined to be a challenging economic environment.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2006 Stock Incentive Plan allows for the grant to employees, including executive officers, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants as part of our overall compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Awards. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review.

Restricted Stock Awards. While both our 1998 Stock Option Plan and 2006 Stock Incentive Plan permit the issuance of restricted stock awards, no such restricted stock awards have been issued to date, except that prior to our initial public offering, we granted options that were exercisable immediately for shares of restricted stock that vested over a specified period of time. The Compensation Committee may, in the future, issue restricted stock awards in order to achieve its compensation plan objectives.

Annual Stock Option Awards. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. As part of the year-end compensation review by our Compensation Committee, our senior executives recommend and the Compensation Committee approves, a pool of options to be granted to employees other than executive officers. The size of this pool is based upon the number of shares required to reach competitive levels of employee ownership for companies represented in the compensation data we review. In addition, our chief executive officer recommends and the Compensation Committee approves, certain option grants to executive officers. The size of those grants is based upon the number of shares required to reach mean levels of stock ownership for officers in similar positions within the companies represented in the compensation data we review.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses and/or to create additional incentive for an employee to join our company in a position where there is high market demand. We did not award any signing bonuses in 2008 but paid the second half of Ms. Olek’s signing bonus in 2008.

Termination Based Compensation

Severance. All of our named executive officers are entitled to receive severance payments under their employment agreements under certain circumstances. In setting the terms of such severance arrangements, the

Compensation Committee recognizes that executives, especially highly-ranked executives, often face challenges securing new employment following termination. Further, in cases of change in control, the Compensation Committee believes such severance arrangements minimize operational disruption due to executive departures and help ensure smooth transition of the officer’s responsibilities. Our employment agreements with our named executive officers other than our chief executive officer provide for severance payments to such officers in an amount equal to twelve months base salary upon termination without cause, or upon resignation for good reason (including our requiring him or her to relocate such that his or her daily commute exceeds 60 miles) within 12 months following a change in control. Our chief executive officer’s employment agreement provides severance of eighteen months of base salary if his employment is terminated without cause, or if he resigns for good reason (including our requiring him or her to relocate such that his or her daily commute exceeds 60 miles) within 12 months following a change in control, or if he resigns due to our requiring him to relocate such that his daily commute exceeds 60 miles, whether or not in connection with a change in control. We believe that the severance packages of our executive officers are generally consistent with severance packages offered to similar executive officers of the companies of similar size to us represented in the compensation data we reviewed.

Acceleration of Vesting of Equity-Based Awards. Our employment agreements with our executive officers provide for the acceleration of vesting as to 100% of the original number of stock options granted to the officer if he or she is terminated for certain reasons after a change of control, which we refer to as “double trigger” acceleration. In addition, our employment agreements with our executive officers provide for the acceleration of vesting as to 25% of the original number of stock options granted to the executive upon the occurrence of a change of control regardless of whether the executive’s employment is terminated, which we refer to as “single trigger” acceleration. We believe that “single trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change of control and provides an incentive for officers to remain with the company despite the uncertainties raised by a possible change of control, while the “double trigger” provides an incentive for officers to pursue change of control events that could result in a termination of the officer’s employment but are in the best interests of our stockholders.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and other officers whose compensation is required to be disclosed under the Exchange Act by reason of being among our four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Gary E. Frashier, Chair

Robert Van Nostrand

Nicholas Simon

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years ended December 31, 2008, 2007 and 2006 for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who served as executive officers during the year ending December 31, 2008. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)		All Other Compensation ($)		Total ($)
Michael Kishbauch, Director, President and Chief Executive Officer	2008 2007 2006	363,000 363,000 340,800		815,919 719,496 335,303	108,900 127,050 170,400		10,531 10,531 281	(3) (3) (4)	1,298,350 1,220,077 846,784

Mary Kay Fenton, Vice President and Chief Financial Officer	2008 2007 2006	210,000 200,000 181,000		194,951 160,273 42,234	37,800 46,500 47,875		6,581 6,281 281	(5) (6) (7)	449,332 413,054 271,390

Milind Deshpande, Ph.D. Executive Vice President and Chief Scientific Officer	2008 2007 2006	288,000 264,602 236,500	(9)	252,716 189,515 57,226	51,975 66,000 59,125		8,921 8,239 281	(8) (10) (11)	601,612 528,356 353,132

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	2008 2007 2006	265,000 253,000 237,500		128,171 93,548 39,841	47,817 60,720 60,920		8,231 7,871 281	(12) (13) (14)	449,219 415,139 338,542

Elizabeth Olek, D.O. Vice President and Chief Medical Officer	2008 2007	240,000 9,231	(17)	46,174 3,243	68,200 25,000	(15) (18)	5,543 —	(16)	359,917 37,474

(1)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with SFAS 123R for stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2008, 2007 and 2006. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for fiscal 2008, included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 27, 2009.

(2)	The amounts in this column reflect discretionary cash performance-based bonus awards approved by the Compensation Committee in December 2006, 2007 and 2008 in connection with our annual performance review process and paid to our named executive officers in January 2007, 2008 and 2009.

(3)	Represents $281 of life insurance premiums paid by Achillion and $10,250 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(4)	Represents life insurance premiums paid by Achillion.

(5)	Represents $281 of life insurance premiums paid by Achillion and $6,300 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(6)	Represents $281 of life insurance premiums paid by Achillion and $6,000 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(7)	Represents life insurance premiums paid by Achillion.

(8)	Represents $281 of life insurance premiums paid by Achillion and $8,640 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(9)	In connection with his promotion to Executive Vice President in June 2007, Mr. Deshpande’s annual base salary was increased from $254,300 to $275,000. In 2007, Dr. Deshpande was paid $264,602.

(10)	Represents $281 of life insurance premiums paid by Achillion and $7,958 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(11)	Represents life insurance premiums paid by Achillion.

(12)	Represents $281 of life insurance premiums paid by Achillion and $7,950 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(13)	Represents $281 of life insurance premiums paid by Achillion and $7,590 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(14)	Represents life insurance premiums paid by Achillion.

(15)	Represents $43,200 for the 2008 annual performance-based cash bonus and $25,000 for the second half of Ms. Olek’s signing bonus.

(16)	Represents $281 of life insurance premiums paid by Achillion and $5,262 in matching company contributions pursuant to Achillion’s 401(k) defined contribution plan.

(17)	Ms. Olek’s employment commenced on December 3, 2007. This amount represents the salary paid to Ms. Olek during 2007. Ms. Olek’s annual salary per her employment agreement is $240,000.

(18)	Represents payment of the first half of Ms. Olek’s signing bonus.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2008 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name(4)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options Awards (2) ($)
Michael Kishbauch Director, President and Chief Executive Officer	12/15/08	181,500	158,000	1.05	114,053

Mary Kay Fenton Vice President and Chief Financial Officer	12/15/08	63,000	43,500	1.05	31,401

Milind Deshpande, Ph.D. Senior Vice President and Chief Scientific Officer	12/15/08	86,400	85,000	1.05	61,357

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	12/15/08	79,500	43,500	1.05	31,401

Elizabeth Olek, D.O. Vice President and Chief Medical Officer	12/15/08	72,000	55,000	1.05	39,702

(1)	Reflects the potential cash bonus that could have been earned under our 2008 annual performance review process. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are both met and exceeded. The amounts actually paid to the named executive officers for performance in 2008 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts reported in this column are computed in accordance with SFAS 123R.

(3)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

Information Relating to Equity Awards and Holdings

Fiscal Year 2008 Equity Awards

All of stock option awards disclosed in the Grants of Plan-Based Awards table were awarded by our Compensation Committee as part of the annual option award grants to our officers and employees. These awards represent compensation for performance in 2008. All of the stock options in the Grants of Plan-Based Awards table were issued under our 2006 Stock Incentive Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock options on December 31, 2008, the last day of our fiscal year, for each of the named executive officers.

Option Awards
Name(5)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael Kishbauch Director, President and Chief Executive Officer	270,627 116,997 80,000 37,500 —	(1) (1) (2) (3)	— — 80,000 112,500 158,000	(2) (3) (4)	1.60 4.00 14.75 4.82 1.05	7/20/2014 12/20/2015 12/19/2016 12/14/2017 12/15/2018

Mary Kay Fenton Vice President and Chief Financial Officer	10,625 13,125 24,500 11,250 —	(1) (1) (2) (3)	— — 24,500 33,750 43,500	(2) (3) (4)	1.60 4.00 14.75 4.82 1.05	12/16/2014 12/20/2015 12/19/2016 12/14/2017 12/15/2018

Milind Deshpande, Ph.D. Senior Vice President and Chief Scientific Officer	12,500 18,750 13,125 16,250 23,000 17,962 15,000 —	(1) (1) (1) (1) (2) (5) (3)	— — — — 23,000 29,938 45,000 85,000	(2) (5) (3) (4)	1.60 1.60 1.60 4.00 14.75 5.41 4.82 1.05	12/18/2012 9/10/2013 12/16/2014 12/20/2015 12/19/2016 6/6/2017 12/14/2017 12/15/2018

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	11,875 6,250 13,125 11,000 11,250 —	(1) (1) (1) (2) (3)	— — — 11,000 33,750 43,500	(2) (3) (4)	1.60 1.60 4.00 14.75 4.82 1.05	5/26/2014 12/16/2014 12/20/2015 12/19/2016 12/14/2017 12/15/2018

Elizabeth Olek, D.O Vice President and Chief Medical Officer	15,000 —	(6)	45,000 55,000	(6) (4)	4.91 1.05	12/06/2017 12/15/2018

(1)	These options were immediately exercisable on the date of grant for shares of restricted stock which vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter. The following table sets forth, for each named executive officer, the grant date and the number of options outstanding that were vested as of December 31, 2008:

Name	Grant Date	Number of Shares Underlying Unexercised Stock Option Grant	Number of Shares Underlying Stock Option Grant that were Exercisable for Vested Shares as of 12/31/08
Michael Kishbauch	7/20/04 12/20/05	270,627 116,997	270,627 87,748

Mary Kay Fenton	12/16/04 12/20/05	10,625 13,125	10,625 9,843

Milind Deshpande, Ph.D.	12/18/02 9/10/03 12/16/04 12/10/05	12,500 18,750 13,125 16,250	12,500 18,750 9,843 12,187

Gautam Shah, Ph.D.	5/26/04 12/16/04 12/20/05	11,875 6,250 13,125	11,875 6,250 9,843

(2)	These options were granted on December 19, 2006. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

(3)	These options were granted on December 14, 2007. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

(4)	These options were granted on June 6, 2007. The options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning stock options exercised and restricted stock that vested in 2008 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kishbauch Director, President and Chief Executive Officer	—	—	—	—

Mary Kay Fenton Vice President and Chief Financial Officer(2)	3,125	$1,688	—	—

Milind Deshpande, Ph.D. Senior Vice President and Chief Scientific Officer	—	—	—	—

Gautam Shah, Ph.D. Senior Vice President and Chief Compliance Officer	—	—	—	—

Elizabeth Olek, D.O. . Vice President and Chief Medical Officer	—	—	—	—

(1)	Calculated by multiplying the number of shares times the difference of the closing price of the stock on the date of exercise less the exercise price.

(2)	Ms. Fenton’s options were exercised on September 5, 2008. The value realized on exercise is based on the difference between the exercise price of the option of $1.60 and the market price on the date of exercise of $2.14.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Michael D. Kishbauch

In July 2004, we entered into an employment agreement with Michael D. Kishbauch. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under the agreement, Mr. Kishbauch currently receives an annual base salary of $377,750, subject to adjustment at the discretion of our Board of Directors. In addition, Mr. Kishbauch is eligible to receive an annual performance bonus of up to 50% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals mutually agreed upon between the Board and Mr. Kishbauch. Mr. Kishbauch is also entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we paid Mr. Kishbauch a signing bonus of $50,000 and granted him an option to purchase 270,627 shares of our common stock, which vests over four years.

Under the agreement, either we or Mr. Kishbauch may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Mr. Kishbauch may terminate the agreement (i) if we require him to relocate such that his daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Mr. Kishbauch terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Mr. Kishbauch his then-current salary until the earlier of 18 months following the date of employment termination or the date upon which Mr. Kishbauch commences full-time employment with another company, but in any event for at least 12 months. If Mr. Kishbauch terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Mr. Kishbauch will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Mr. Kishbauch will vest and become immediately exercisable.

Mary Kay Fenton

In September 2003, we entered into an amended and restated employment agreement with Mary Kay Fenton, which was further amended in February 2006 and December 2007. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Ms. Fenton currently receives an annual base salary of $235,500, subject to adjustment at the discretion of our Board of Directors. In addition, Ms. Fenton is eligible to receive an annual performance bonus of up to 30% of her annual base salary, to be paid at the discretion of the Board of Directors if she achieves certain performance goals. Ms. Fenton is entitled to participate in all benefit programs available to our other employees, to the extent her position, salary, age and other qualifications make her eligible to participate. In connection with the execution of the agreement, we granted Ms. Fenton an option to purchase 10,625 shares of our common stock, which vested over four years.

Under the agreement, either we or Ms. Fenton may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Ms. Fenton may terminate the agreement (i) if we require her to relocate such that her daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Ms. Fenton terminates her employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate her employment upon 15 days notice, we are required to continue to pay Ms. Fenton her then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Ms. Fenton commences full-time employment with another company. If Ms. Fenton terminates her employment as described in (i) or (ii) above or if we terminate her employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Ms. Fenton will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Ms. Fenton will vest and become immediately exercisable.

Milind S. Deshpande, Ph.D.

In September 2003, we entered into an amended and restated employment agreement with Milind Deshpande, Ph.D., which was further amended in February 2006 and December 2007. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Dr. Deshpande currently receives an annual base salary of $303,190, subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Deshpande is eligible to receive an annual performance bonus of up to 30% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Dr. Deshpande is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Dr. Deshpande an option to purchase 18,750 shares of our common stock, which vested over four years.

Under the agreement, either we or Dr. Deshpande may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Dr. Deshpande may terminate the agreement (i) if we require him to relocate such that his daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Dr. Deshpande terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Dr. Deshpande his then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Dr. Deshpande commences full-time employment with another company. If Dr. Deshpande terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Dr. Deshpande will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Dr. Deshpande will vest and become immediately exercisable.

Gautam Shah, Ph.D.

In May 2004, we entered into an employment agreement with Gautam Shah, Ph.D., which was amended in February 2006 and December 2007. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Dr. Shah currently receives an annual base salary of $278,930, subject to adjustment at the discretion of our Board of Directors. In addition, Dr. Shah is eligible to receive an annual performance bonus of up to 30% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Dr. Shah is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Dr. Shah an option to purchase 18,125 shares of our common stock, which vested over four years.

Under the agreement, either we or Dr. Shah may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Dr. Shah may terminate the agreement (i) if we require him to relocate such that his daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Dr. Shah terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Dr. Shah his then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Dr. Shah commences full-time employment with another company. If Dr. Shah terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Dr. Shah will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Dr. Shah will vest and become immediately exercisable.

Elizabeth Olek, D.O.

In November 2007, we entered into an employment agreement with Elizabeth Olek. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Ms. Olek currently receives an annual base salary of $252,000, subject to adjustment at the discretion of our Board of Directors. In addition, Ms. Olek is eligible to receive an annual performance bonus of up to 30% of her annual base salary, to be paid at the discretion of the Board of Directors if she achieves certain performance goals. Ms. Olek is entitled to participate in all benefit programs available to our other employees, to the extent her position, salary, age and other qualifications make her eligible to participate. In connection with the execution of the agreement, we paid Ms. Olek a signing bonus of $50,000 and granted Ms. Olek an option to purchase 60,000 shares of our common stock, which vests over four years.

Under the agreement, either we or Ms. Olek may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Ms. Olek may terminate the agreement (i) if we require her to relocate such that her daily commute exceeds 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Ms. Olek terminates her employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate her employment upon 15 days notice, we are required to continue to pay Ms. Olek her then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Ms. Olek commences full-time employment with another company. If Ms. Olek terminates her employment as described in (i) or (ii) above or if we terminate her employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Ms. Olek will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Ms. Olek will vest and become immediately exercisable.

Joseph Truitt

In December 2008, we entered into an employment agreement with Joseph Truitt. The agreement is automatically renewable after the initial term for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. Under this agreement, Mr. Truitt currently receives an annual base salary of $263,000, subject to adjustment at the discretion of our Board of Directors. In addition, Mr. Truitt is eligible to receive an annual performance bonus of up to 30% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. In addition we will also reimburse Mr. Truitt for reasonable travel and living expenses incurred as a result of his commuting from Pennsylvania to our offices in Connecticut as well as any income taxes associated with this reimbursement. Mr. Truitt is entitled to participate in all benefit programs available to our other employees, to the extent his position, salary, age and other qualifications make him eligible to participate. In connection with the execution of the agreement, we granted Mr. Truitt an option to purchase 100,000 shares of our common stock, which vests over four years.

Under the agreement, either we or Mr. Truitt may terminate the agreement at any time upon at least 15 days prior written notice. In addition, Mr. Truitt may terminate the agreement (i) if we require him to relocate such that his daily commute is lengthened by 60 miles or (ii) for good reason within 12 months following a change in control or similar corporate transaction. If Mr. Truitt terminates his employment with us for either of the reasons described in (i) or (ii) above, or if we elect to terminate his employment upon 15 days notice, we are required to continue to pay Mr. Truitt his then-current salary until the earlier of 12 months following the date of employment termination or the date upon which Mr. Truitt commences full-time employment with another company. If Mr. Truitt terminates his employment as described in (i) or (ii) above or if we terminate his employment within 12 months following a change in control or similar corporate transaction, all of the stock options granted to Mr. Truitt will immediately vest and become exercisable. In addition, in the event we experience a change of control or similar corporate transaction, 25% of the original number of common shares subject to stock options held by Mr. Truitt will vest and become immediately exercisable.

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurs on December 31, 2008 are set forth in the table below.

		Triggering Event
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause (other than following a change in control) ($)		Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change-in-Control ($)		Resignation Due to Requirement For Executive to Relocate (other than following a change in control) ($)
Michael Kishbauch	Severance Payments Market Value of Stock Vesting(2)	—	(3)	544,500	(1)	544,500 —	(1) (4)	544,500	(1)

	Total	—		544,500		544,500		544,500

Mary Kay Fenton	Severance Payments Market Value of Stock Vesting(2)	—	(3)	210,000	(1)	210,000 —	(1) (4)	210,000	(1)

	Total	—		210,000		210,000		210,000

Milind Deshpande, Ph.D.	Severance Payments Market Value of Stock Vesting(2)	—	(3)	288,000	(1)	288,000 —	(1) (4)	288,000	(1)

	Total	—		288,000		288,000		288,000

Gautam Shah, Ph.D.	Severance Payments Market Value of Stock Vesting(2)	—	(3)	265,000	(1)	265,000 —	(1) (4)	265,000	(1)

	Total	—		265,000		265,000		265,000

Elizabeth Olek, D.O.	Severance Payments Market Value of Stock Vesting(2)	—	(3)	240,000	(1)	240,000 —	(1) (4)	240,000	(1)

	Total	—		240,000		240,000		240,000

(1)	Represents a lump sum payment equal to up to twelve months of the executive’s base salary at the time of termination and 18 months base salary in the case of Mr. Kishbauch.

(2)	These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2008, or $0.68 per share.

(3)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by the executive.

(4)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2008.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,595,906	(1)	$4.45	7,334	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,595,906			7,334

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 stock option plan and our 2006 stock incentive plan.

(2)	Includes shares of our common stock issuable under our 2006 stock incentive plan.

Compensation of Directors

In August 2008, our Compensation Committee approved a modification to our Director Compensation Policy, effective immediately. Under the revised policy, each of our non-employee directors receives (i) a fee of $2,000 for each Board meeting that such non-employee director attends in person, (ii) a fee of $1,000 for each Board meeting at which the director participates telephonically and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, each non-employee director who is not affiliated with a venture capital firm that is a stockholder of Achillion receives an annual retainer of $25,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating or Corporate Governance Committee receive a fee of $1,000 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board. The Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and each of the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $5,000.

In addition, subject to approval of the Board of Directors, each non-employee director receives (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 25,000 shares of our common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of 20,000 shares of our common stock under our 2006 stock incentive plan, which vests over a four-year period. We do not compensate directors who are also our officers or employees for service as a director.

As a result of the changes to the director compensation policy, the Compensation Committee determined to grant on August 18, 2008 to each of Gary Frashier, Michael Grey, David Scheer, Robert Van Nostrand and David Wright, the non-employee directors who are not affiliated with a venture capital firm that is a stockholder of the Company, a nonstatutory stock option for the purchase of 10,000 shares of the Company’s common stock at an exercise price equal to $2.66, the closing price of the Company’s common stock reported on the NASDAQ Global Market on August 18, 2008. These grants were immediately vested.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2008:

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	15,000	11,294	—	26,294
Gary Frashier	30,000	58,796		88,796
Michael Grey	34,250	29,905	—	64,155
Dennis Liotta, Ph.D.	—	18,053		18,053
David Scheer	38,750	27,564	—	66,314
Nicholas Simon	7,000	39,773		46,773
Robert Van Nostrand	47,250	27,564	—	74,814
David Wright	34,250	27,564	—	61,814

(1)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2008. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are include in Note 12 to our audited financial statements for fiscal 2008, included in our annual report on Form 10-K for the fiscal year ended December 13, 2008 filed on March 27, 2009.

(2)	The number of shares underlying stock options granted to our directors in 2008, the grant date fair value of such stock options as of December 31, 2008 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2008 (#)	Grant Date Fair Value of Stock Option Grants in 2008 ($)
Jason Fisherman, M.D.	12/15/2008	20,000	14,437
Gary Frashier	03/31/2008	15,000	40,171
	08/18/2008	10,000	16,246
	12/15/2008	20,000	14,437
Michael Grey	08/18/2008	10,000	16,246
	12/15/2008	20,000	14,437
Dennis Liotta, Ph.D.	12/15/2008	25,000	18,046
David Scheer	08/18/2008	10,000	16,246
	12/15/2008	20,000	14,437
Nicholas Simon	08/19/2008	25,000	39,545
	12/15/2008	20,000	14,437
Robert Van Nostrand	08/18/2008	10,000	16,246
	12/15/2008	20,000	14,437
David Wright	08/18/2008	10,000	16,246
	12/15/2008	20,000	14,437

(3)	The aggregate outstanding options for each non-employee director as of December 31, 2008 are:

Name	Aggregate Options Outstanding as of 12/31/08 (#)
Jason Fisherman, M.D.	35,000
Gary Frashier	45,000
Michael Grey	72,500
Dennis Liotta, Ph.D.	25,000
David Scheer	60,000
Nicholas Simon	45,000
Robert Van Nostrand	60,000
David Wright	60,000

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Frashier, Van Nostrand and Simon. No member of the Compensation Committee was at any time during 2008, or formerly, an officer or employee of ours or any subsidiary of ours. Messrs. Frashier and Van Nostrand have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. Disclosure regarding Mr. Simon can be found on page 20 under the heading “Policies and Procedures Regarding Review, Approval or Ratification of Related Persons Transactions.”

No executive officer of Achillion has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ACHILLION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2009

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Michael D. Kishbauch and Mary Kay Fenton, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY IN ENCLOSED REPLY ENVELOPE

ADDRESS CHANGES/COMMENTS?

(If you noted any address changes/comments above, please mark corresponding box on other side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ACHILLION PHARMACEUTICALS 300 GEORGE STREET NEW HAVEN, CT 06511 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET

www.investorvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Achillion Pharmaceuticals, Inc., c/o Computershare Investor Services, PO Box 43010, Providence, RI 02940-3010

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		FOR	AGAINST	ABSTAIN
1.	To elect three Class III Directors for terms to expire at our 2012 annual meeting of stockholders or until their successors are duly elected and qualified.	☐	☐	☐

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year	☐	☐	☐

3.	To transact such other business as may properly come before the meeting, including any adjournment or postponement thereof.

For address changes/comments, please check this box and write them on the back where indicated  ☐

Signature:	Date:

Signature:	Date: